EXHIBIT 10.106
AMENDED LOAN AGREEMENT
Between
SEDONA Corporation
and
William W. Rucks, IV
     THIS Amendment to the LOAN AGREEMENT dated as of July 5, 2005 (the “Agreement”), executed between William W. Rucks, IV, a Louisiana resident (“Investor”), and Sedona Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”) is entered into as of March 6, 2008.
     WHEREAS, the Investor loaned $1,000,000 to the Company (the “Loans”) evidenced under various convertible notes (the “Notes”) dated July 1, 2005 ($250,000); August 1, 2005 ($250,000); and September 29, 2005 ($500,000); and
     WHEREAS, the Company has made no payments under the Notes to date; and
     WHEREAS, as an added inducement to Investor to extend the maturity of the Notes to the Company, the Company agrees to provide to Investor warrants to acquire shares of the Company’s common stock; and
     WHEREAS, the Company and the Investor have concurrently entered into amendments to extend the maturity of such Notes;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
     Article IV, Section 4.3 Warrants, shall be deleted in its entirety and replaced with the following:
     Warrant: Investor shall be granted one (1) Warrant to purchase 2,777,777 shares of the Company’s Common Stock at an exercise price of $0.30 per share. The Warrant shall expire four years after the date of issuance..
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

SEDONA CORPORATION
By:
Marco A. Emrich,
President and Chief Executive Officer

INVESTOR

William Rucks

Address